Exhibit “A”

Amended and Restated Articles of Incorporation EcoPlus, Inc.

Class A Convertible Preferred Stock

Terms, including the preferences, rights and limitations

Par value per share:  $0.001 per share

Vote per share: The quotient from the formula (AX 4)/P, where A is the number of all other issued and outstanding shares of capital stock (shares of convertible preferred stock being counted as if converted) and P is the number of issued and outstanding shares of this preferred stock; provided, that the preferred stock shall vote in pari passu with the common stock in the election of directors.

Dividend preference per share: When and as declared by the board of directors in its sole discretion; provided that dividends may be declared and paid prior to any declaration and payment of dividends on any other class or series of equity securities.

Liquidation preference per share: As if converted to common stock, in pari passu with the common stock.

Conversion per share into common stock: The quotient from the formula (A X 4)/P, where A is the number of all other issued and outstanding shares of capital stock (shares of convertible preferred stock being counted as if converted) and P is the number of issued and outstanding shares of this preferred stock.

Conversion election: At the option of the holder at any time beginning one month after the date of issue.

Conversion procedures: Set forth in Exhibit “C”.

Redemption by Corporation: None Redemption by holder: None.

Sinking fund: None.

Automatic adjustments. Each issued and outstanding share of preferred stock, adjusted as provided herein, shall be ratably adjusted in the event of issue of a stock dividend on the common stock, a change in the number of issued and outstanding shares of common stock (such as a reverse split, consolidation, combination, forward split and division), recapitalizations and mergers; provided, that a fractional preferred share in the hands of a holder after such adjustment of all preferred shares held by such holder shall be rounded to the nearest whole share. In the event of any adjustment, the Corporation shall upon request of a holder issue a certificate setting forth the number preferred shares as adjusted upon surrender of the certificate setting forth the number of preferred shares before adjustment.